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                          LODGENET ENTERTAINMENT CORPORATION

                                 PLACEMENT AGREEMENT


                                                           December 16, 1996

Morgan Stanley & Co. Incorporated
NatWest Capital Markets Limited
Montgomery Securities
c/o Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York  10036-8293

Dear Sirs:

           LodgeNet Entertainment Corporation, a Delaware corporation (the "Company"), proposes to issue and sell to Morgan Stanley & Co. Incorporated (the "Manager") and the other several purchasers named in Schedule I hereto (collectively, with the Manager, the "Placement Agents") $150,000,000 principal amount of its 10 1/4% Senior Notes due 2006 (the "Notes") to be issued pursuant to the provisions of an Indenture to be dated as of December 19, 1996 (the "Indenture") between the Company and Marine Midland Bank, as trustee (in such capacity, the "Trustee").

           The Notes will be offered without being registered under the Securities Act of 1933, as amended (the "Securities Act"), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act, in offshore transactions in reliance on Regulation S under the Securities Act ("Regulation S") and to institutional accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that deliver a letter in the form annexed to the Final Memorandum (as defined below).

           The Placement Agents and their direct and indirect transferees will be entitled to the benefits of a Registration Rights Agreement, dated the date hereof and to be substantially in the form attached hereto as Annex A (the "Registration Rights Agreement").

           In connection with the sale of the Notes, the Company has prepared a preliminary private placement memorandum (the "Preliminary Memorandum") and will prepare a final private placement memorandum (the "Final Memorandum" and, with the

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                                          2


Preliminary Memorandum, each a "Memorandum") setting forth or including a description of the terms of the Notes, the terms of the offering and a description of the Company and its business.

           1. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to, and agrees with, you that as of the date hereof:

           (a) the Preliminary Memorandum does not contain and the Final Memorandum, in the form used by the Placement Agents to confirm sales and on the Closing Date (as defined below), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this
Section 1(a) do not apply to statements or omissions in either Memorandum based upon information relating to any Placement Agent furnished to the Company in writing by such Placement Agent through Morgan Stanley & Co. Incorporated expressly for use therein.

           (b) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Delaware, has the corporate power and authority to own its property and to conduct its business as described in each Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and LodgeNet Entertainment (Canada) Corporation and ResNet Communications, Inc. (each a "Subsidiary" and collectively, the "Subsidiaries"), taken as a whole. Except for the stock of the Subsidiaries and the investment in the Thursley Group, Inc., the Company does not own, and at the Closing Date, will not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or have any equity interest in any firm, partnership, joint venture, association or other entity. Copies of the certificate of incorporation certified by the Secretary of State of the respective jurisdiction of incorporation and of the by-laws of the Company and each of the Subsidiaries and all amendments thereto have been delivered to the Placement Agents, and no changes therein will be made subsequent to the date hereof and prior to the Closing Date.

           (c) Each Subsidiary of the Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in each Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so


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qualified or be in good standing would not have a material adverse effect on the
Company and the Subsidiaries, taken as a whole.

           (d) This Agreement has been duly authorized, executed and delivered by the Company.

           (e) The Notes have been duly authorized and, when executed, authenticated and delivered to and paid for by the Placement Agents in accordance with the terms of the Indenture and this Agreement, will (x) be valid and binding obligations of the Company enforceable in accordance with their terms, except as (A) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (B) rights of acceleration, if applicable, and the availability of equitable remedies may be limited by equitable principles of general applicability and (y) be entitled to the benefits of the Indenture.

           (f) The Indenture has been duly authorized and, when executed and delivered by the Company, will be a valid and binding agreement of the Company, enforceable in accordance with its terms except as (x) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (y) rights of acceleration, if applicable, and the availability of equitable remedies may be limited by equitable principles of general applicability.

           (g) The Registration Rights Agreement has been duly authorized and, when executed and delivered by the Company, will be a valid and binding agreement of the Company, enforceable in accordance with its terms except as (x) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creators' rights generally and (y) rights of acceleration, if applicable, and the availability of equitable remedies may be limited by equitable principles of general applicability.

           (h) The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Indenture, the Registration Rights Agreement and the execution, issuance, sale and delivery of the Notes will not contravene any provision of applicable law, the certificate of incorporation or by-laws of the Company, any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any Subsidiary or result in a material breach or violation of any of the terms or provisions of, or constitute a default under, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligations under, any governmental license, permit, consent, order, approval or other authorization, any agreement or other instrument binding upon the Company or any Subsidiary, and no permit, license, consent, approval, authorization or order of, or filing, declaration or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, the Indenture, the Registration Rights Agreement or the


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                                          4


Notes, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Notes.

           (i) There has not occurred any material adverse change, or any development reasonably likely to involve a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and the Subsidiaries, taken as a whole, from that set forth in the Preliminary Memorandum.

           (j) There are no legal or governmental proceedings pending or, to the best of the Company's knowledge, threatened to which the Company or any of the Subsidiaries is a party or to which any of the properties of the Company or any of the Subsidiaries is subject other than proceedings accurately described in all material respects in each Memorandum and proceedings that would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole, or the power or ability of the Company to perform its obligations under this Agreement, the Indenture, the Registration Rights Agreement or the Notes or the power or ability of the Company to consummate the transactions contemplated by the Final Memorandum. The aggregate of all pending legal, governmental and regulatory proceedings to which the Company or any of the Subsidiaries is a party or which affect any of the Company's or any of the Subsidiaries' properties, which are not described in each Memorandum, including, without limitation, ordinary routine litigation incidental to the Company's or any of the Subsidiaries' business, is not reasonably expected to have a material adverse effect on the business, operations, earnings, properties or financial condition of the Company and the Subsidiaries, taken as a whole. Neither the Company nor any of the Subsidiaries is in violation of, or in default with respect to, any law, rule, regulation, order, judgment or decree, except as individually and in the aggregate, do not currently, and is not reasonably expected in the future, to have a material adverse effect upon the business, operations, earnings, properties or financial condition of the Company and the Subsidiaries, taken as a whole.

           (k) Neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an "Affiliate") of the Company has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Notes in a manner that would require the registration under the Securities Act of the Notes or (ii) engaged in any form of general solicitation or general advertising in connection with the offering of the Notes (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

           (l) The Company is not and, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Final Memorandum,


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                                          5


will not be an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

           (m) It is not necessary in connection with the offer, sale and delivery of the Notes to the Placement Agents in the manner contemplated by this Agreement to register the Notes under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

           (n) The Company and the Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, in each case, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a material adverse effect on the Company and the Subsidiaries, taken as a whole.

           (o) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a material adverse effect on the Company and the Subsidiaries, taken as a whole.

           (p) None of the Company, its Affiliates or any person acting on its or their behalf (other than the Placement Agents) has engaged in any directed selling efforts (as that term is defined in Regulation S with respect to the Notes and the Company and its Affiliates and any person acting on its or their behalf (other than the Placement Agents) have complied with the offering restrictions requirement of Regulation S.

           (q) The consolidated financial statements and any supplementary financial information (including the related notes) of the Company and the Subsidiaries included in each Memorandum present fairly the consolidated financial condition, results of operations, changes in stockholders' equity and cash flows of the Company and the Subsidiaries at the respective dates and for the respective periods to which they apply. Such consolidated financial statements and any supplementary financial information have been prepared in conformity with generally accepted accounting principles, consistently applied throughout the periods involved, and are in accordance with the books and records of the Company and the Subsidiaries, except as may be otherwise stated therein. The financial data set forth in each


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                                          6


Memorandum under the captions "Capitalization," "Selected Consolidated Financial and Other Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," except for pro forma data, fairly present, on the basis stated in each Memorandum, the information set forth therein and have been compiled on a basis materially consistent with that of the audited consolidated financial statements included in each Memorandum. Arthur Andersen LLP, who reported on such consolidated financial statements, are independent accountants under Regulation S-X of the Securities Act, with respect to the Company.

           (r) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations;
(ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

           (s)      The Company and each of the Subsidiaries possess, and at
the Closing Date, will possess all federal, state and foreign regulatory certificates, licenses, permits, consents, orders, approvals and other authorizations (collectively, the "Permits and Other Authorizations") necessary to conduct their respective businesses as described or as contemplated by the Final Memorandum, except to the extent that the failure to possess such Permits and Other Authorizations, would not, singly or in the aggregate, have a material adverse effect in the condition, financial or otherwise, or in the earnings, business or operations of the Company and the Subsidiaries, taken as a whole, and none of the Company nor any of the Subsidiaries have received any notice of proceedings relating to revocation or modification of any such license, permit, consent, order, approval or other authorization which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a material adverse change in the condition, financial or otherwise, or in the earnings, business or operations of the Company and the Subsidiaries, taken as a whole, except as described in or
contemplated by each Memorandum.   The Company and each of the Subsidiaries has,
and at the Closing Date, will have (i) complied in all respects with all laws, regulations and orders applicable to it or its business and (ii) performed all obligations required to be performed by it, and is not, and at the Closing Date, will not be, in default or in violation, under any indenture, mortgage, deed of trust, voting trust agreement, loan agreement, bond, debenture, note agreement, lease, contract or other agreement or instrument (collectively, a "contract or other agreement") to which it is a party or by which its property is bound or affected, in each case except to the extent that failure to so comply or perform would not, singly or in the aggregate, have a material adverse effect in the condition, financial or otherwise, or in the earnings, business or operations of the Company and the Subsidiaries taken as a whole. To


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                                          7


the best knowledge of the Company and each of the Subsidiaries, no other party under any contract or other agreement to which it is a party is in material default or in violation in any respect thereunder. Neither the Company nor any of the Subsidiaries is, nor at the Closing Date, will any of them be, in violation of any provision of its certificate of incorporation or by-laws.

           (t) The Company and the Subsidiaries have good and marketable title to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and the Subsidiaries, in each case free and clear of all liens, encumbrances and defects, except such as are described in each Memorandum or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries; and any real property and buildings held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and the Subsidiaries, in each case except as described in or contemplated by each Memorandum.

           (u) No statement, representation, warranty or covenant made by the Company in this Agreement, the Indenture, the Registration Rights Agreement or the Notes or in any certificate or document required by this Agreement to be delivered to the Placement Agents was or will be, when made, inaccurate, untrue or incorrect in any material respect.

           (v) No material labor dispute with the employees of the Company or any of the Subsidiaries exists, except as described in or contemplated by each Memorandum, or, to the knowledge of Company, is imminent.

           (w) Neither the Company nor any of the Subsidiaries nor, to the Company's knowledge, any employee or agent of the Company or any Subsidiary has made any payment of funds of the Company or any Subsidiary or received or retained any funds in violation of any law, rule or regulation.

           (x) Except as disclosed in each Memorandum, the Company and the Subsidiaries own or possess all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, and none of the Company nor any of the Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in any material adverse change in the condition,

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                                          8


financial or otherwise, or in the earnings, business or operations of the Company and the Subsidiaries, taken as a whole.

           (y) The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company reasonably believes are prudent and customary in the businesses in which they are engaged; to the Company's knowledge, none of the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for.

           (z) The Company and the Subsidiaries have materially complied with the requirement under applicable federal laws regulating cable operations that "private cable" operators not use closed transmission paths to cross public rights-of-way.

           2. OFFERING. You have advised the Company that the Placement Agents will make an offering of the Notes purchased by the Placement Agents hereunder on the terms set forth in the Final Memorandum as soon as practicable after this Agreement is entered into as in your judgment is advisable.

           3. PURCHASE AND DELIVERY. The Company hereby agrees to sell to the several Placement Agents, and the Placement Agents, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agree, severally and not jointly, to purchase from the Company the respective principal amount of Notes set forth in Schedule I hereto opposite their names at a purchase price of 97% of the principal amount thereof plus accrued interest, if any, from December 19, 1996 to the date of payment and delivery.

           Payment for the Notes shall be made against delivery of the Notes at a closing (the "Closing") to be held at the office of Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York, at 10:00 A.M., local time, on December 19, 1996, or at such other time on the same or such other date, not later than January 6, 1997, as shall be designated in writing by you. The time and date of such payment are herein referred to as the Closing Date. Payment for the Notes shall be made to or as directed by the Company in Federal or other funds immediately available in New York City.

           Certificates for the Notes shall be in definitive form and registered in such names and in such denominations as you shall request in writing not less than one full business day prior to the Closing Date. The certificates evidencing the Notes shall be delivered to you on the Closing Date for the respective accounts of the several Placement Agents, with any transfer taxes payable in connection with the transfer of the Notes to the Placement Agents duly paid, against payment of the purchase price therefor.


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                                          9


           4. CONDITIONS TO CLOSING. The several obligations of the Placement Agents under this Agreement to purchase the Notes will be subject to the following conditions:

           (a) Subsequent to the date of this Agreement and prior to the Closing Date,

           (i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company's securities by any "nationally recognized statistical rating organization," as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; and

           (ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations, of the Company and the Subsidiaries, taken as a whole, from that set forth in the Preliminary Memorandum that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Notes on the terms and in the manner contemplated in the Final Memorandum.

           (b) You shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in clause (a)(i) above and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied on or before the Closing Date.

           The officer signing and delivering such certificate may rely upon the best of his knowledge as to proceedings threatened.

           (c) You shall have received on the Closing Date an opinion of Eric R. Jacobsen, Esq., General Counsel of the Company, dated the Closing Date, to the effect set forth in Exhibit A.

           (d) You shall have received on the Closing Date an opinion of Pillsbury Madison & Sutro LLP, counsel for the Company, dated the Closing Date, to the effect set forth in Exhibit B.

           (e) You shall have received on the Closing Date an opinion of Ross & Hardies, regulatory counsel for the Company, dated the Closing Date, to the effect set forth in Exhibit C.

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                                          10

           (f) You shall have received on the Closing Date an opinion of Shearman & Sterling, counsel for the Placement Agents, dated the Closing Date, in form and substance satisfactory to you.

           (g) You shall have received on each of the date hereof and the Closing Date a letter, dated the date hereof or the Closing Date, as the case may be, in form and substance reasonably satisfactory to you, from the Company's independent public accountants, containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into the Final Memorandum.

           (h) On the Closing Date, the Existing Credit Facility (as defined in the Final Memorandum) shall be prepaid in full, in accordance with a valid notice of prepayment, a copy of which shall have been delivered to you prior to the Closing Date, and replaced by the New Credit Facility as described in "Summary--The Refinancing" and "Use of Proceeds" in the Final Memorandum.

           (i)      The New Credit Facility (as defined in the Final
Memorandum) shall be executed, effective and available for borrowing upon payment of the Existing Credit Facility as contemplated above on the Closing Date and copies of such document shall have been delivered to you on the Closing Date.

           (j) An amendment of the terms of the Company's Senior Subordinated Notes due 2005 as described in the Final Memorandum shall have been executed (a copy of which shall have been delivered to you on or prior to the Closing Date) and at least 662/3% of the holders thereof shall have explicitly consented to the issuance by the Company of the Notes and the replacement of the Existing Credit Facility with the New Credit Facility.

           (k) On the Closing Date, the Old Senior Notes (as defined in the Final Memorandum) shall be prepaid in full pursuant to a valid notice of prepayment (a copy of which shall have been delivered to you prior to the Closing Date).

           (l) All required consents, waivers and agreements required to consummate the transactions described in "Summary--The Refinancing" and "Use of Proceeds" in the Final Memorandum shall have been obtained and copies of such consent, waivers and agreements delivered to you on or prior to the Closing Date.

           (m) You shall have received such other certificates and documents as you or your counsel may reasonably request.



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                                          11

           5. COVENANTS OF THE COMPANY. In further consideration of the agreements of the Placement Agents contained in this Agreement, the Company covenants as follows:

           (a) To furnish to you, without charge, during the period mentioned in paragraph (c) below, as many copies of the Final Memorandum, any documents incorporated by reference therein and any supplements and amendments thereto as you may reasonably request and to use its best efforts to deliver such copies to you by 5 p.m. (New York time) on the business day next following the execution of this Agreement.

           (b) Before amending or supplementing either Memorandum, to furnish to you a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which you reasonably object within a reasonable period of time.

           (c) If, during such period after the date hereof and prior to the date on which all of the Notes shall have been sold by the Placement Agents, any event shall occur or condition exist as a result of which it is necessary in your judgment to amend or supplement the Final Memorandum in order to make the statements therein, in the light of the circumstances when such Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel to the Placement Agents, it is necessary to amend or supplement such Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Placement Agents, either amendments or supplements to such Memorandum so that the statements in such Memorandum as so amended or supplemented will not, in the light of the circumstances when such Memorandum is delivered to a purchaser, be misleading or so that such Memorandum, as so amended or supplemented, will comply with applicable law.

           (d) To endeavor to qualify the Notes for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request; PROVIDED, HOWEVER, that in connection therewith the Company shall not be obligated to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction in which it is not already so qualified or subject to such service of process.

           (e) Whether or not any sale of such Notes is consummated, to pay all expenses incident to the performance of its obligations under this Agreement, including: (i) the preparation of each Memorandum and all amendments and supplements thereto, (ii) the preparation, issuance and delivery of the Notes, (iii) the fees and disbursements of the Company's counsel and accountants and the Trustee and its counsel, (iv) the qualification of such Notes under securities or Blue Sky laws in accordance with the provisions of Section 5(d), including filing fees and the fees and disbursements of counsel for the Placement Agents in connection therewith and in connection with the preparation of any Blue Sky or legal investment memoranda, (v) the printing and delivery to the Placement Agents in


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                                          12

quantities as hereinabove stated of copies of the Memorandum and any amendments or supplements thereto, (vi) any fees charged by rating agencies for the rating of such Notes, (vii) all document production charges and expenses of counsel to the Placement Agents (but not including their fees for professional services) in connection with the preparation of this Agreement, (viii) the fees and expenses, if any, incurred in connection with the admission of such Notes for trading in PORTAL or any other appropriate market system, (ix) the costs and expenses of the Company relating to investor presentations on any "road show" undertaken in connection with the marketing of the Notes, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expense of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show, and (x) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section.

           (f) Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Notes in a manner which would require the registration under the Securities Act of such Notes.

           (g) Not to solicit any offer to buy or offer or sell the Notes by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

           (h) While any of the Notes remain outstanding, to make available, upon request, to any seller of such Notes the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

           (i) None of the Company, its Affiliates or any person acting on its or their behalf (other than the Placement Agents) will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Notes, and the Company and its Affiliates and each person acting on its or their behalf (other than the Placement Agents) will comply with the offering restrictions of Regulation S.

           (j) If requested by you, to use its best efforts to permit the Notes to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in the PORTAL Market.

           (k) To use the net proceeds received by it from the sale of the Notes pursuant to this Agreement in the manner specified in the Final Memorandum under the caption "Use of Proceeds."

           6.       OFFERING OF NOTES; RESTRICTIONS ON TRANSFER.  (a)   Each
Placement Agent, severally and not jointly, represents and warrants that such Placement Agent is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a "QIB"). Each Placement Agent, severally and not jointly, agrees with the Company that (i) it will not solicit offers for, or offer or sell, such Notes by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (ii) it will solicit offers for such Notes only from, and will offer and sell such Notes only to, persons that it reasonably believes to be (A) in the case of offers inside the United States, (x) QIBs or (y) other institutional accredited investors (as defined in Rule 501(a) (1), (2), (3) or (7) under the Securities Act) ("institutional accredited investors") that, prior to their purchase of the Notes, deliver to such Placement Agent a letter containing the representations and agreements set forth in Annex A to the Memorandum and (B) in the case of offers outside the United States, to persons other than U.S. persons ("foreign purchasers," which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) that, in each case, in purchasing such Notes are deemed to have represented and agreed as provided in the Final Memorandum under the caption "Transfer Restrictions."

           (b) Each Placement Agent, severally and not jointly, represents, warrants, and agrees with respect to offers and sales outside the United States that:

           (i) it understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Notes, or possession or distribution of either Memorandum or any other offering or publicity material relating to the Notes, in any country or jurisdiction where action for that purpose is required;

           (ii) such Placement Agent will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Notes or has in its possession or distributes either Memorandum or any such other material, in all cases at its own expense;

           (iii) the Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act;

           (iv) such Placement Agent has offered the Notes and will offer and sell the Notes (A) as part of their distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering of the Notes and the Closing Date, only in accordance with Rule 903 of Regulation S or another exemption from the registration requirements of the Securities Act. Accordingly, neither such Placement Agent, its Affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Notes, and any such Placement Agent, its Affiliates and any such persons have complied and will comply with the offering restrictions requirements of Regulation S;

           (v) such Placement Agent has (A) not offered or sold and, during the period of six months from the date hereof, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"); (B) complied and, during the period of six months from the date hereof, will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and (C) only issued or passed on and, during the period of six months from the date hereof, will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the Notes if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on; and

           (vi) such Placement Agent understands that the Notes have not been and will not be registered under the Securities and Exchange Law of Japan, and represents that it has not offered or sold, and agrees that it will not offer or sell, any Notes, directly or indirectly in Japan or to any resident of Japan except (A) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and
     (B) in compliance with any other applicable requirements of Japanese law.

           (vii) such Placement Agent agrees that, at or prior to confirmation of sales of the Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during the restricted period a confirmation or notice to substantially the following effect:

                    "The Notes covered hereby have not been registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A, if available) under the Securities Act. Terms used above have the meaning given to them by Regulation S."

Terms used in this Section 6 have the meanings given to them by Regulation  S.

           7. INDEMNIFICATION AND CONTRIBUTION. (a) The Company agrees to indemnify and hold harmless each Placement Agent, and each person, if any, who controls such Placement Agent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, or is under common control with, or is controlled by, such Placement Agent, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred by any Placement Agent or any such controlling or affiliated person in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in either Memorandum (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Placement Agent furnished to the Company in writing by such Placement Agent through you expressly for use therein; PROVIDED, HOWEVER, that the foregoing indemnity agreement with respect to any Preliminary Memorandum shall not inure to the benefit of any Placement Agent from whom the person asserting any such losses, claims, damages or liabilities purchased Notes, or any person controlling such Placement Agent, if a copy of the Final Memorandum (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Placement Agent to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Notes to such person, and if the Final Memorandum (as so amended or supplemented) would have cured the defect giving rise to such losses, claims, damages or liabilities, unless such failure is the result of noncompliance by the Company with Section 5(a) hereof.

           (b) Each Placement Agent agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Placement Agent, but only with reference to information relating to such

Placement Agent furnished to the Company in writing by such Placement Agent through you expressly for use in either Memorandum or any amendments or supplements thereto.

           (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either paragraph (a) or (b) above, such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. The failure so to notify the indemnifying party: (i) will not relieve it from liability under paragraph (a) or (b) of this Section 7 unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses; and
(ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) of this Section 7. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. Unless clause (ii) of the foregoing sentence is applicable, if any such action or proceeding is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action or proceeding from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action or proceeding. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed within 30 days after they are incurred. Such firm shall be designated in writing by Morgan Stanley & Co. Incorporated in the case of parties indemnified pursuant to paragraph (a) above and by the Company in the case of parties indemnified pursuant to paragraph (b) above. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

           (d)      To the extent the indemnification provided for in paragraph
(a) or (b) of this Section 7 is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Placement Agents, on the other hand, from the offering of such Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Placement Agents on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Placement Agents on the other hand in connection with the offering of such Notes shall be deemed to be in the same respective proportions as the net proceeds from the offering of such Notes (before deducting expenses) received by the Company and the total discounts and commissions received by the Placement Agents in respect thereof bear to the aggregate offering price of such Notes. The relative fault of the Company on the one hand and of the Placement Agents on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Placement Agents and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Placement Agents' respective obligations to contribute pursuant to this
Section 7 are several in proportion to the respective principal amount of Notes they have purchased hereunder, and not joint.

           (e) The Company and the Placement Agents agree that it would not be just or equitable if contribution pursuant to this Section 7 were determined by PRO RATA allocation (even if the Placement Agents were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7, no Placement Agent shall be required to contribute any amount in excess of the amount by which the total price at which the Notes resold by it in the initial placement of such Notes were offered to investors exceeds the amount of any damages that such Placement Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The indemnity and contribution provisions contained in this
Section 7 and the representations and warranties of the Company contained in this Agreement shall remain operative and in full force and effect regardless of
(i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Placement Agents or any person controlling the Placement Agents or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Notes. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

           8. TERMINATION. This Agreement shall be subject to termination by notice given by you to the Company, if (a) after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers, Inc., the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and (b) in the case of any of the events specified in clauses (a)(i) through (iv), such event, singly or together with any other such event, makes it, in your judgment, impracticable to market the Notes on the terms and in the manner contemplated in the Final Memorandum.

           9. MISCELLANEOUS. (a) If, on the Closing Date, any one or more of the Placement Agents shall fail or refuse to purchase Notes that it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Notes which such defaulting Placement Agent or Placement Agents agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of Notes to be purchased on such date, the other Placement Agents shall be obligated severally in the proportions that the principal amount of Notes set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Notes set forth opposite the names of all such non-defaulting Placement Agents, or in such other proportions as you may specify, to purchase the Notes which such defaulting Placement Agent or Placement Agents agreed but failed or refused to purchase on such date; PROVIDED that in no event shall the principal amount of Notes that any Placement Agent has agreed to purchase pursuant to Section 3 be increased pursuant to this
Section 9 by an amount in excess of one-ninth of such principal amount of Notes without the written consent of such Placement Agent. If, on the Closing Date, any Placement Agent or Placement Agents shall fail or refuse to purchase Notes which it or they have agreed to purchase hereunder on such date and the aggregate principal amount of Notes with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Notes to be purchased on such date and arrangements reasonably satisfactory to you and the Company for the purchase of such Notes are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Placement Agent or of the Company. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Final Memorandum or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Placement Agent from liability in respect of any default of such Placement Agent under this Agreement.

           (b) This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

           (c) If this Agreement shall be terminated by the Placement Agents, or any of them, because of any material failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Placement Agents or such Placement Agents as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Placement Agents in connection with this Agreement or the offering contemplated hereunder.

           (d) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

           (e) This Agreement has been and is made solely for the benefit of the Placement Agents, the Company and the indemnified parties referred to in
Section 7, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

           (f) The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

           Please confirm your agreement to the foregoing by signing in the space provided below for that purpose and returning to us a copy hereof, whereupon this Agreement shall constitute a binding agreement between us.


                               Very truly yours,

                               LODGENET ENTERTAINMENT
                               CORPORATION


                               By: Jeffrey T. Welsner
                                   ------------------------------
                                   Name:  Jeffrey T. Welsner
                                   Title: Vice President - Finance, Treasurer



Agreed, as of the date first above written

Morgan Stanley & Co.
     Incorporated

Acting severally on behalf
     of itself and the several
     Placement Agents named herein.

By Morgan Stanley & Co.
         Incorporated


By:  John F. Abbot
     ----------------------------------------
     Name:  John F. Abbot
     Title: Vice President

                                      SCHEDULE I


                                                          PRINCIPAL AMOUNT
                                                              OF NOTES
           PLACEMENT AGENT                                TO BE PURCHASED
           ---------------                                ----------------

Morgan Stanley & Co. Incorporated                            $ 90,000,000
NatWest Capital Markets Limited                              $ 52,500,000
Montgomery Securities                                        $  7,500,000
                                                             ------------
                    Total                                    $150,000,000
                                                             ------------
                                                             ------------